Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form F-3 /A No. 333-146540 and Form F-3 No. 333-139204) and in the related prospectuses of DryShips Inc. of our reports dated April 15, 2011, with respect to the consolidated financial statements of Ocean Rig UDW Inc. as of December 31, 2009 and for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Ocean Rig UDW Inc., included in this Annual Report (Form 20-F/A) of DryShips Inc. for the year ended December 31, 2009.

We also consent to the incorporation by reference therein of our report dated March 27, 2009, with respect to the consolidated financial statements of Ocean Rig ASA as of December 31, 2008 and for the period May 15, 2008 to December 31, 2008, included in this Annual Report (Form 20-F/A) of DryShips Inc. for the year ended December 31, 2009.

/s/ Ernst & Young AS

Stavanger, Norway

April 15, 2011